EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-119622) pertaining to the BancFirst Corporation Stock Option Plan of our report dated March 14, 2005, with respect to the consolidated financial statements of BancFirst Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Oklahoma City, Oklahoma

March 14, 2005